Exhibit 99.1
Apollo Endosurgery, Inc. Reports Record Endoscopy Revenue in Second Quarter, Raises Full-Year Outlook
Conference Call to Discuss Results Today at 3:30 p.m. CT / 4:30 p.m. ET
AUSTIN, Texas (August 3, 2021) - Apollo Endosurgery, Inc. ("Apollo") (Nasdaq: APEN), a global leader in less invasive medical devices for gastrointestinal and bariatric procedures, today announced financial results for the second quarter ended June 30, 2021.
Highlights
•Achieved total revenue of $16.6 million, an increase of 194% compared to the second quarter of 2020, and a new revenue record for the Company*
•Increased Endoscopic Suturing System (ESS) revenue 23% and Intragastric Balloon (IGB) revenue 16% on a sequential basis compared to the first quarter of 2021
•Realized gross margin of 55% on favorable product mix
•Continued rollout of X-Tack™ with now more than 120 active sites, demonstrating excellent product performance, a short learning curve, and utility in a diverse range of upper and lower GI applications
•Reported that the Multi-Center ESG Randomized Interventional Trial (MERIT) study investigators announced successful achievement of the study’s primary efficacy and safety endpoints
•Strengthened the Apollo leadership team with the additions of Kirk Ellis as Vice President of Sales, Steve Bosrock as Vice President of Marketing & Medical Education, and Jeffrey Black as Chief Financial Officer
2021 Outlook
Based on results in the first half of 2021, the Company is increasing its guidance for the full year 2021 and now expects revenue between $61-$63 million, compared to its prior guidance of $55-$57 million.
“In the second quarter, Apollo continued to build momentum by delivering strong financial performance, including record revenue and increased gross margin,” said Chas McKhann, Apollo’s Chief Executive Officer. “We also achieved a number of strategic milestones, including sequential growth in our ESS and IGB business lines, positive early indication on MERIT study outcomes and a significant expansion of our X-Tack user base. We believe that these accomplishments plus additions to our leadership team and commercial organization position us well for the future.”
Second Quarter Results
Total revenues were $16.6 million for the second quarter of 2021, a new record for the Company's endoscopy business. Revenue increased $11.0 million or 194% compared to $5.6 million in revenue during the second quarter of 2020 which was impacted by the onset of the COVID-19 pandemic.
Compared to the second quarter of 2020, total ESS product sales increased $7.0 million or 196% and total IGB product sales increased $4.0 million or 220% due to the improvement in demand for our products as the impact of the pandemic continued to dissipate.
Gross margin increased to 55% for the second quarter of 2021 from 43% in the second quarter of 2020 due to higher sales, improved mix of higher variable gross margin products including the new X-Tack device, and unabsorbed overhead costs from reduced production volumes in the prior year quarter as a result of the COVID-19 pandemic.
Total operating expenses increased $7.6 million compared to the second quarter of 2020. The increase was due to the normalization of temporary cost controls that we implemented in response to the pandemic. It also was impacted by higher stock-based compensation expense in the second quarter of 2021.
Net loss for the second quarter of 2021 was $3.0 million compared to $6.3 million for the second quarter of 2020. Excluding the $2.9 million gain on forgiveness of the PPP loan for the second quarter of 2021, and non-cash stock-based compensation expense of $2.5 million and $0.5 million for the second quarter of 2021 and 2020, respectively, net loss for the second quarter of 2021 improved 42% from the second quarter of 2020.
Cash, cash equivalents and restricted cash were $31.2 million as of June 30, 2021, representing a decrease of $1.4 million in cash for the quarter.
* Excluding divested product lines.

Conference Call
Apollo will host a conference call on August 3, 2021 at 3:30 p.m. Central Time / 4:30 p.m. Eastern Time to discuss Apollo's operating results for the second quarter ended June 30, 2021. To join the conference call by telephone, please dial +1-973-528-0011. A live webcast of the conference call will be made available on the "Events and Presentations" section of our Investor Relations website: ir.apolloendo.com.
A replay of the webcast will be made available on Apollo's website, www.apolloendo.com following the call.
Non-GAAP Financial Measures
To supplement our financial results, we are providing a non-GAAP financial measure, product sales percentage change in constant currency, which removes the impact of changes in foreign currency exchange rates that affect the comparability and trend of revenues compared to the same period of the prior year. Product sales percentage change in constant currency is calculated by translating current foreign currency sales at last year's exchange rate. This supplemental measure of our performance is not required by, and is not determined in accordance with GAAP.
We believe the non-GAAP financial measure included herein is helpful in understanding our current financial performance. We use this supplemental non-GAAP financial measure internally to understand, manage and evaluate our business, and make operating decisions. We believe that making non-GAAP financial information available to investors, in addition to GAAP financial information, may facilitate more consistent comparisons between the company’s performance over time with the performance of other companies in the medical device industry, which may use similar financial measures to supplement their GAAP financial information. However, our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for the comparable GAAP metric.
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on development of next-generation, less invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions including closure of gastrointestinal defects, managing gastrointestinal complications and the treatment of obesity. Apollo’s device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo’s products are offered in over 75 countries today and include the OverStitch™ Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, X-TackTM Endoscopic HeliX Tacking System and the ORBERA® Intragastric Balloon.
Apollo’s common stock is traded on the Nasdaq Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.
Cautionary Note on Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: reports of adverse events related to our products, outcomes of clinical studies related to our products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to our products or related procedures, coverage and reimbursement decisions by private or government payors, Apollo’s ability to support the adoption of its products and broaden its product portfolio; the potential size of Apollo’s addressable markets; the execution of our gross margin improvement projects; the ability to collect future payments from ReShape; and the availability of cash for Apollo's future operations as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2020 and its Form 10-Q for the period ending June 30, 2021. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Disclosure Information
Apollo uses the investor relations section of its website as a means of complying with its disclosure obligations under Regulation FD. Accordingly, we recommend that investors monitor Apollo's investor relations website in addition to following Apollo's press releases, SEC filings, and public conference calls and webcasts.

Contacts
Apollo Endosurgery, Inc.
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except for share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$16,610	$5,644	$30,467	$16,362
Cost of sales	7,487	3,215	13,837	8,296
Gross margin	9,123	2,429	16,630	8,066
Operating expenses:
Sales and marketing	6,005	2,265	10,795	8,595
General and administrative	5,338	2,157	9,407	5,496
Research and development	2,550	1,815	4,478	3,962
Amortization of intangible assets	471	490	945	986
Total operating expenses	14,364	6,727	25,625	19,039
Loss from operations	(5,241)	(4,298)	(8,995)	(10,973)
Other (income) expenses:
Interest expense, net	1,334	1,316	2,686	2,560
Gain on forgiveness of PPP loan	(2,852)	—	(2,852)	—
Other (income) expense, net	(775)	633	(1,339)	2,927
Net loss before income taxes	(2,948)	(6,247)	(7,490)	(16,460)
Income tax expense	71	6	130	49
Net loss	$(3,019)	$(6,253)	$(7,620)	$(16,509)
Net loss per share, basic and diluted	$(0.11)	$(0.30)	$(0.28)	$(0.78)
Shares used in computing net loss per share, basic and diluted	27,269,838	21,152,937	26,790,801	21,135,032

APOLLO ENDOSURGERY, INC. AND SUBSIDIARIES
Product Sales by Product Group and Geographic Market
Unaudited (In thousands)

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$6,860	$3,764	$10,624	$2,384	$1,206	$3,590	187.8%	212.1%	195.9%
IGB	2,094	3,659	5,753	760	1,039	1,799	175.5%	252.2%	219.8%
Other	232	1	233	255	—	255	(9.0)%	100.0%	(8.6)%
Total revenues	$9,186	$7,424	$16,610	$3,399	$2,245	$5,644	170.3%	230.7%	194.3%

	Six Months Ended June 30, 2021			Six Months Ended June 30, 2020			% Increase/ (Decrease)
	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues	U.S.	OUS	Total Revenues
ESS	$12,255	$7,008	$19,263	$6,139	$4,283	$10,422	99.6%	63.6%	84.8%
IGB	3,564	7,152	10,716	1,658	3,667	5,325	115.0%	95.0%	101.2%
Other	474	14	488	582	33	615	(18.6)%	(57.6)%	(20.7)%
Total revenues	$16,293	$14,174	$30,467	$8,379	$7,983	$16,362	94.5%	77.6%	86.2%

Non-GAAP product sales percentage change in constant currency were as follows:

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
	% Increase/Decrease in Constant Currency		% Increase/Decrease in Constant Currency
	OUS	Total Revenues	OUS	Total Revenues
ESS	191.3%	189.0%	55.5%	81.5%
IGB	229.6%	206.8%	84.2%	93.8%
Total revenues	209.0%	185.7%	67.2%	72.8%